Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  April 17, 2008

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 17, 2008, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to the terms of which our subsidiary, RCI Entertainment (Las Vegas), Inc. (the “Purchaser”), will acquire 100% of the assets (the “Purchased Assets”) of DI Food and Beverage of Las Vegas, LLC, a Nevada limited liability company (“DI Food” or the “Seller”) owned by it which are associated or used in connection with the operation of an adult entertainment cabaret known as “SCORES” (the “Club”), located at 3355 Procyon Street, Las Vegas, Nevada  89102 (the “Real Property”).  As part of the transaction, the Purchaser and DI Food will also enter into an Option Agreement (the “Option Agreement”) pursuant to which either party may exercise the option to purchase the Real Property.  The Asset Purchase Agreement provides for the transaction to close on or before June 10, 2008.   A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.1

At closing, we will pay a total purchase price of $21,000,000 for the Purchased Assets including $16,000,000 cash payable at closing and the issuance by Rick’s Cabaret International, Inc. (“Rick’s”) of a $5,000,000 convertible debenture bearing simple interest of four percent (4%) per annum (the “Convertible Debenture”).   The Convertible Debenture shall be payable commencing seven (7) months after the Closing Date (as defined in the Asset Purchase Agreement) as follows:  twenty-five (25) equal monthly principal payments of $200,000 in cash or by the conversion of 10,000 shares of Rick’s restricted common stock at the option of the holder of the Convertible Debenture, plus interest payable in cash.  The $16,000,000 cash payment and Convertible Debenture are collectively referred to as the “Purchase Price”.

The Asset Purchase Agreement also provided that the Purchaser deposit $250,000 into an escrow account (the “Escrow Amount”) pursuant to a written Escrow Agreement with the Seller.  In the event that the Closing occurs, the Escrow Amount shall be credited against the cash portion of the Purchase Price.  The Escrow Agreement provides that if the Purchaser, through no fault of the Seller, does not complete the acquisition as provided in the Asset Purchase Agreement, the Seller shall be entitled to receive the Escrow Amount as liquidated damages.

Upon closing of the transaction, certain of the members and managers of DI Food will enter a five-year agreement not to compete with the Club by operating an establishment serving liquor and providing live female nude or semi-nude adult entertainment in Clark County, Nevada; provided, however that the Non-Competition Agreement shall specifically exclude, as set forth on an exhibit to be attached thereto, any licensed casino properties and any existing operating business that serves liquor and provides live female nude or semi-nude adult entertainment in Clark County, Nevada.

At Closing, the Purchaser and DI Food will enter into the Option Agreement, expiring January 11, 2011, pursuant to which either party may exercise the option to purchase the Real Property previously granted under the existing Real Estate Lease.  The Option Agreement shall provide that either the Purchaser or DI Food may exercise the option to purchase the Real Property (the “Option”).  In the event that the Purchaser exercises the Option, then the Purchaser shall grant DI Food the option to purchase approximately two (2) acres located on the south portion of the Real Property for $11,000,000.  In the event that DI Food exercises the Option, then DI Food shall grant the Purchaser the option to purchase approximately two and one-half (2.5) acres of the Real Property, plus the building where the Club is located for $12,000,000.  As consideration for the Purchaser entering into the Option Agreement, DI Food or its assignee, will agree to pay Purchaser $100,000 per month for the term of the Option Agreement.

Simultaneously with the Closing, it is intended that DI Food will agree to contingently assign and Deco Hotel Development, LLC, a Nevada limited liability company (“Deco”) will agree to acquire, subject to said contingent assignment, from DI Food, the Convertible Debenture and the Option Agreement for $9,000,000 payable by the execution of a Promissory Note from Deco to Seller (the “Deco Promissory Note”) payable: (i) $5,000,000 payable in twenty-five (25) equal monthly principal payments of $200,000, plus interest computed at the rate of four percent (4%) payable in cash, with the first monthly payment due seven (7) months after closing, which payment and performance shall be guaranteed by Rick’s; (ii) $2,000,000 of the indebtedness arising under the Deco Promissory Note shall be payable forty-five (45) days after the expiration of any appeal period during which no appeal has been filed after DI Food has applied for and obtained a Final Zoning Approval for a change for the Real Property which would allow the continued operation of the Club as well as allow construction of other improvements for residential and/or hotel purposes at the Real Property (the “Final H1 Zoning Approval”); and (iii) the remaining $2,000,000 of indebtedness under the Deco Promissory Note shall be due and payable to DI Food twelve (12) months following the payment of the Final H1 Zoning Approval payment.  The Deco Promissory Note shall be secured by the collateral assignment of the Convertible Debenture and the pledge of the Option Agreement.  Neither the $2,000,000 portion of the Deco Promissory Note set forth in (ii) above nor the $2,000,000 portion of the Deco Promissory Note set forth in (iii) above shall be guaranteed by Rick’s

A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement dated April 17, 2008
99.1	Press release dated April 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: April 22, 2008		Eric Langan
President and Chief Executive Officer